Prospectus Supplement                          Filed pursuant to Rule 424(b)(3)
(To Prospectus dated February 19, 2002)              Registration No. 333-76378


                                   ATMI, INC.
                          ----------------------------

                        $115,000,000 Principal Amount of
                      5.25% Convertible Subordinated Notes
                              Due November 15, 2006
                           and Shares of Common Stock
                      Issuable Upon Conversion of the Notes

                          ----------------------------

      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 19, 2002, including any amendments or supplements thereto.

      See "Risk Factors" beginning on page 6 of the prospectus to read about factors you should consider before purchasing the notes or our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ----------------------------

      The information in this prospectus supplement concerning the selling securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined in this prospectus supplement shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling
Securityholders" in the prospectus is supplemented as follows:

                             SELLING SECURITYHOLDERS

      We originally sold the notes on November 13, 2001 to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers", as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

      The following table sets forth:

            (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus, as supplemented, pursuant to the registration rights agreement of its intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement,

            (2) the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement, and

            (3) the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

      To our knowledge, no selling securityholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

      A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

      The information contained under the column heading "Shares of Common Stock That May be Sold" assumes conversion of the full amount of the notes held by the holder at the initial rate of 45.0704 shares of common stock per each $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.


                                                              Shares of
                                 Amount of                     Common        Shares of
                                   Notes                        Stock         Common
                                   Owned      Amount of         Owned         Stock
                                  Before     Notes That         Before       That May
Name                             Offering    May Be Sold       Offering       Be Sold
----                            ----------   -----------      ----------    ----------

Amaranth LLC ................   $ 8,500,000   $ 8,500,000             0       383,098
Aristeia International
   Limited ..................   $ 4,680,000   $ 4,680,000             0       210,929
Aristeia Partners, LP. ......   $ 1,320,000   $ 1,320,000             0        59,492
Bank Austria Cayman Islands,
   Ltd ......................   $ 4,960,000   $ 4,960,000             0       223,549
BNP Paribas Equity
   Strategies SNC ...........   $ 2,046,000   $ 2,046,000        24,179        92,214
Castle Convertible Fund, Inc.   $   250,000   $   250,000             0        11,267
Convertible Securities Fund .   $    25,000   $    25,000             0         1,126
Cooper Neff Convertible
   Strategies Fund ..........   $   787,000   $   787,000             0        35,470
Deutsche Banc Alex Brown Inc.   $ 3,599,000   $ 3,599,000             0       162,208
Fidelity Commonwealth Trust:
   Fidelity Mid-Cap Stock
   Fund .....................   $ 2,425,000   $ 2,425,000             0       109,295
Fidelity Financial Trust:
   Fidelity Convertible
   Securities Fund ..........   $12,075,000   $12,075,000             0       544,225
First Union Securities Inc. .   $   500,000   $   500,000             0        22,535
Goldman Sachs and Company ...   $ 5,000,000   $ 5,000,000             0       225,352
Granville Capital Corporation   $ 1,750,000   $ 1,750,000             0        78,873
HighBridge International LLC    $22,500,000   $22,500,000             0     1,014,084
KBC Financial Products USA
   Inc ......................   $ 1,650,000   $ 1,650,000             0        74,366


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                                                              Shares of
                                 Amount of                     Common        Shares of
                                   Notes                        Stock         Common
                                   Owned      Amount of         Owned         Stock
                                  Before     Notes That         Before       That May
Name                             Offering    May Be Sold       Offering       Be Sold
----                            ----------   -----------      ----------    ----------

Lincoln National Global
   Asset Allocation Fund, Inc   $    30,000   $    30,000             0         1,352
McMahan Securities Co. LP. ..   $   173,000   $   173,000             0         7,797
Nations Convertible
   Securities Fund ..........   $   585,000   $   585,000             0        26,366
Nations Equity Income Fund ..   $   140,000   $   140,000             0         6,309
Oakwood Healthcare, Inc. ....   $   115,000   $   115,000             0         5,183
Pioneer High Yield Fund .....   $ 1,000,000   $ 1,000,000             0        45,070
Putnam Asset Allocation
   Funds-Balanced Portfolio .   $   210,000   $   210,000             0         9,464
Putnam Asset Allocation
   Funds-Conservative
   Portfolio ................   $   160,000   $   160,000             0         7,211
Putnam Convertible
   Income-Growth Trust ......   $ 1,450,000   $ 1,450,000             0        65,352
Putnam Convertible
   Opportunities and Income
   Trust ....................   $    50,000   $    50,000             0         2,253
Putnam Variable Trust-Putnam
   VT Global Asset
   Allocation Fund ..........   $    50,000   $    50,000             0         2,253
Ramius Capital Group ........   $   500,000   $   500,000             0        22,535
RCG Halifax Master Fund, Ltd.   $   300,000   $   300,000             0        13,521
RCG Latitude Master Fund,
   Ltd ......................   $ 2,740,000   $ 2,740,000             0       123,492
RCG Multi Strategy, LP. .....   $ 2,000,000   $ 2,000,000             0        90,140
Sage Capital ................   $ 3,000,000   $ 3,000,000             0       135,211
Sturgeon Limited ............   $   267,000   $   267,000             0        12,033
Sunrise Partners LLC ........   $ 5,500,000   $ 5,500,000             0       247,887
TQA Master Fund, Ltd. .......   $ 4,000,000   $ 4,000,000             0       180,281
Victory Capital Management
   as Trustee for Parker
   Key/Convertible ..........   $    40,000   $    40,000             0         1,802
Unknown(1) ..................   $20,623,000   $20,623,000            --       928,486

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(1) The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because certain of these notes are currently evidenced by a global note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

      If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes or common stock issuable upon conversion of the notes pursuant to the registration statement, we may supplement this prospectus to include that information.

      The date of this prospectus supplement is March 11, 2002.



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